LAZARD APPOINTS PETER HARRISON TO BOARD OF DIRECTORS
Board Leadership Reinforces Lazard’s Asset Management Strategy

NEW YORK, March 3, 2025 – Lazard, Inc. (NYSE: LAZ) today announced that Peter Harrison has been appointed to its Board of Directors, effective today. Mr. Harrison has more than 35 years of experience in investment management, most recently serving as Group CEO of Schroders plc, a global investment manager and FTSE 100 company, from 2016 until his retirement in 2024. This appointment reinforces Lazard’s focus on further strengthening and diversifying its asset management business.

“We are excited to welcome Peter to our Board of Directors, where his experience is particularly valuable as we further strengthen our asset management business,” said Peter R. Orszag, CEO and Chairman of the Board. “Peter exemplifies the world-class leadership we attract to Lazard, and his network of relationships in the U.K. and globally will help us advance our long-term growth strategy.”

“I am honored to join Lazard’s Board of Directors and help advise the company on its growth ambitions. Lazard is a renowned firm that is clearly at an inflection point as it continues to evolve to meet client needs. I look forward to contributing to this evolution and helping to realize the vision for Lazard’s future,” said Mr. Harrison.

Mr. Harrison is an accomplished global executive. As Group CEO of Schroders, the firm’s assets under management more than doubled to over £750 billion under his leadership, reflecting an evolution of the business into private markets and wealth management that included a transformative joint venture with Lloyds Banking Group. His prior experience also includes senior roles at J.P. Morgan and Deutsche Asset Management, and CEO and later Chairman of RWC Partners Limited. Mr. Harrison has served as a founding member of the UK Treasury’s Asset Management Taskforce and the Capital Markets Industry Taskforce, and he is Chair of Business in the Community, the King’s responsible business charity.

“Peter is an excellent addition to our Board, bringing extensive experience in asset management that will complement our current leadership and oversight,” said Dan Schulman, Lead Independent Director of Lazard’s Board. “Following the expansion of our Board last year, Peter’s appointment demonstrates our ongoing investment in building for Lazard’s future.”

About Lazard
Founded in 1848, Lazard is one of the world's preeminent financial advisory and asset management firms, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. For more information, please visit www.lazard.com.

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Media Relations	Investor Relations
Aziz Nayani	Alexandra Deignan
+1 212-632-6042	+1 212-632-6886
aziz.nayani@lazard.com	alexandra.deignan@lazard.com